Exhibit 99.1

Nektar Closes Direct Private Placement with TPG Special Situations Partners of $250 Million of Senior Secured Notes Due in 2020

SAN FRANCISCO, Oct. 6, 2015 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today announced the closing of a direct private placement of $250 million of 7.75% Senior Secured Notes Due in 2020 with investment vehicles managed by affiliates of TPG Special Situations Partners (“TSSP”), the dedicated special situations and credit platform with over $12 billion of assets under management, and part of TPG, a leading global private investment firm. Nektar used a portion of the proceeds from the 7.75% Senior Secured Notes to redeem all of its currently outstanding $125 million of 12.0% Senior Secured Notes due in 2017.

“This transaction significantly reduced our cost of borrowing and avoided the dilutive effect of an equity or convertible debt offering,” said Howard Robin, President and CEO. “We have strengthened our financial position and now expect to have greater than $305 million in cash and equivalents at the end of 2015.”

Nektar had approximately $280 million in cash and cash equivalents as of June 30, 2015. The company reiterates its financial guidance for 2015 net use of cash of approximately $63 million, excluding this financing transaction.

The 7.75% notes are callable by Nektar beginning in October 2017, subject to certain prepayment premiums and conditions. The Senior Secured Notes are not subject to financial performance targets. The offer and sale of the notes is exempt from the registration requirements of the Securities Act of 1933. For further details on the terms and conditions of the Senior Secured Notes, please refer to the Form 8-K filed today with the Securities and Exchange Commission.

The Senior Secured Notes and related note guarantees have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such notes or note guarantees and is issued in accordance Rule 135c under the Securities Act.

Sidley Austin LLP acted as counsel to Nektar. Schulte Roth & Zabel LLP and Mintz Levin Cohn Ferris Glovsky & Popeo PC served as legal advisors to TSSP.

About TPG Special Situations Partners
TSSP, with over $12 billion of assets under management as of June 30, 2015, is the dedicated special situations and credit platform of TPG, a leading global private investment firm with approximately $75 billion of assets under management and 17 offices around the world. TSSP has extensive experience with highly complex, global public and private investments executed through primary originations, secondary market purchases and restructurings. Since its inception, TSSP has invested in the healthcare space including working with companies and academic institutions on royalty monetization transactions, debt financings, late stage clinical trial fundings, and other healthcare related financings.

About Nektar
Nektar Therapeutics has a robust R&D pipeline in pain, oncology, hemophilia and other therapeutic areas. In the area of pain, Nektar has an exclusive worldwide license agreement with AstraZeneca for MOVANTIK™ (naloxegol), the first FDA-approved once-daily oral peripherally-acting mu-opioid receptor antagonist (PAMORA) medication for the treatment of opioid-induced constipation (OIC), in adult patients with chronic, non-cancer pain. The product is also approved in the European Union as MOVENTIG® (naloxegol) and is indicated for adult patients with OIC who have had an inadequate response to laxatives. The AstraZeneca agreement also includes NKTR-119, an earlier stage development program that is a co-formulation of MOVANTIK and an opioid. NKTR-181, a wholly-owned mu-opioid analgesic molecule for chronic pain conditions, is in Phase 3 development. NKTR-171, a wholly-owned new sodium channel blocker being developed as an oral therapy for the treatment of peripheral neuropathic pain, is in Phase 1 clinical development. In hemophilia, ADYNOVATE™ [Antihemophilic Factor (Recombinant)], a longer-acting PEGylated Factor VIII therapeutic has been filed for approval in the U.S. by partner Baxalta Inc. In anti-infectives, Amikacin Inhale is in Phase 3 studies conducted by Bayer Healthcare as an adjunctive treatment for intubated and mechanically ventilated patients with Gram-negative pneumonia.

Nektar’s technology has enabled nine approved products in the U.S. or Europe through partnerships with leading biopharmaceutical companies, including AstraZeneca’s MOVANTIK™, UCB’s Cimzia® for Crohn’s disease and rheumatoid arthritis, Roche’s PEGASYS® for hepatitis C and Amgen’s Neulasta® for neutropenia.

Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

MOVANTIK™ is a trademark and MOVENTIG® is a registered trademark of the AstraZeneca group of companies.

ADYNOVATE is a trademark of Baxalta Inc.

Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “expect,” “may,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements regarding the strength of our cash position; our financial guidance for 2015; and the value and potential of certain drug candidates being developed by us and our collaboration partners. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on information currently available to us and speak only as of today. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others, (i) our financial projections for 2015 are subject to the significant risk of unplanned cash receipt short-falls, unplanned or increased expenses, any of which could significantly and adversely affect our actual 2015 net use of cash and year-end cash position, (ii) the 7.75% Senior Secured Notes include a number of covenants and conditions and, in certain cases, if we fail to comply with these covenants and conditions, the maturity date of the Senior Secured Notes could be accelerated and penalties and premiums could apply, (iii) our drug candidates and those of our collaboration partners are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval for numerous reasons including safety and efficacy findings even after positive findings in preclinical and clinical studies, (iv) certain other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 6, 2015 and our Form 8-K filed today. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

CONTACT:
For Nektar Therapeutics:
Susie Kim, Argot Partners 212-600-1902 (investors)
Nadia Hasan, BrewLife 212-257-6738 (media)

TPG Media Relations
Luke Barrett, 212-601-4752
TPG External Affairs lbarrett@tpg.com